DELEGATION OF AUTHORITY

     This Delegation of Authority is granted on August 24, 2000, by GRQ, L.L.C., a Michigan limited liability company (“Company”) to Cynthia R. May and is premised upon the following facts and circumstances:

     1.     Company is the owner of shares of the capital stock of Bigmar, Inc. (the “Stock”).

     2.     Company wishes to authorize May, as a member of this Company, to act upon behalf of Company with respect to the Stock.

     In consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is acknowledged, Company and May agree as follows:

     1.     May is authorized, directed and empowered to take all actions with respect to the Stock which Company could take.

     2.     The powers of May with respect to the Stock, include, but are not limited to, the authority to exercise in person or by general or limited proxy all voting and other rights, privileges and powers with respect to the Stock; to take all steps to realize all benefits with respect to the Stock including the power to enter into or oppose, alone or with others, voting trusts, mergers, consolidations, foreclosures, liquidations, reorganizations or other changes in financial structure; and for and upon behalf of Company to execute each and every instrument, undertake each and every obligation, and to take from time to time any and all action of whatsoever nature.

     3.     All actions taken by May with respect to the Stock shall be binding upon Company. No person relying upon this document shall incur any liability to Company as a result of permitting May to exercise any power granted to May by this document.

     4.     This document may be revoked by Company at any time with or without cause.

     5.     It is the intent of this document that May have all power and authority with respect to the Stock which she would possess if she were the registered owner of the Stock and this document shall be interpreted accordingly.

     Company, by all of its Members, and May have signed this document on the date first above written.

GRQ, L.L.C., a Michigan limited liability company

BY:	/s/ CYNTHIA R. MAY

CYNTHIA R. MAY, Member

BY:	/s/ HAROLD C. BALDAUF

HAROLD C. BALDAUF, Member

/s/ CYNTHIA R. MAY

CYNTHIA R. MAY